
                                                                                                              Exhibit 12
                                                                                                              Page 1

                                                         GTE CORPORATION AND SUBSIDIARIES

                                            CONSOLIDATED STATEMENTS OF THE RATIO OF EARNINGS TO FIXED CHARGES
                                                               (Thousands of Dollars)

                                                                    (Unaudited)


                                            Six Months Ended               Years Ended December 31
                                              June 30, 1995    1994         1993         1992        1991        1990
  Net earnings available for fixed charges:
     Income from continuing operations       $  544,857     $2,450,779  $  989,803   $1,787,035  $1,528,102  $1,622,261
     Add (deduct) -
        Income taxes                            334,654      1,532,482     567,747      966,589     662,860     697,963
        Interest expense                        281,250      1,139,233   1,298,234    1,475,670   1,574,746   1,510,909
        Capitalized interest (net of
          amortization)                          (2,330)        (6,045)     (3,421)      (4,931)    (14,791)    (18,316)
        Preferred stock dividends of
           subsidiaries                          18,653         18,252      22,162       23,429      25,317      28,697
        Additional income requirement on preferred
           stock dividends of subsidiaries        2,612         11,426      12,739       12,671      11,006      12,357
        Minority interests                       30,175        140,464     112,335      112,425     103,626      83,471
        Portion of rent expense representing
           interest                              31,103        139,715     153,058      196,533     210,698     206,959
                                              1,240,974      5,426,306   3,152,657    4,569,421   4,101,564   4,144,301
     Deduct - Minority interests                (55,393)      (242,937)   (236,944)    (248,979)   (247,284)   (224,240)
                Adjusted earnings available
                    for fixed charges from
                    continuing operations    $1,185,581     $5,183,369  $2,915,713   $4,320,442  $3,854,280  $3,920,061

  Fixed Charges:
     Interest charges                        $  281,250     $1,139,233  $1,298,234   $1,475,670 $1,574,746   $1,510,909
     Preferred dividends of subsidiaries         18,653         18,252      22,162       23,429     25,317       28,697
     Additional income requirement on preferred
        dividends of subsidiaries                 2,612         11,426      12,739       12,671     11,006       12,357
     Portion of rent expense representing
            interest                             31,103        139,715     153,058      196,533    210,698      206,959
                                                333,618      1,308,626   1,486,193    1,708,303  1,821,767    1,758,922
     Deduct - Minority interests                (16,768)       (68,096)    (78,421)     (86,504)   (89,479)     (91,730)
             Adjusted fixed charges          $  316,850     $1,240,530  $1,407,772   $1,621,799 $1,732,288   $1,667,192

  Ratio of Earnings to Fixed Charges - continuing
     operations                                    3.74           4.18        2.07         2.66       2.22         2.35
